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                       INTERNATIONAL DISTRIBUTOR AGREEMENT



This "Agreement" made as of this 18th day of July 1997 between MACROTRON Systems GmbH with their principal office at Wamslerstr. 9, D-81829 Munich, Germany, hereinafter referred to as "MCS"

                                       and

GENUS, Inc. with its principal office at 1139 Karlstad Drive, Sunnyvale, CA 94089, USA, hereinafter referred to as "MFR" (Manufacturer) as follows:


1.  APPOINTMENT AND ACCEPTANCE

1.1 MFR appoints MCS as it's exclusive Distributor in certain countries, hereinafter referred to as "Territory" and MCS accepts appointment and agrees actively to sell MFR's products and services hereinafter referred to as "Products".

1.2 In accepting this appointment, MCS agrees not to handle other product lines which are in direct or indirect competition with any products marketed by MFR, unless specifically agreed to by MFR in writing.

1.3 Nothing in this agreement shall be construed to constitute MCS as an agent of MFR nor shall either party have the authority to bind the other in any respect. Each being recognised herein as an independent contractor responsible for its own actions.


2.  DEFINITIONS

2.1 "Territory" shall mean Germany, Austria and Switzerland.

2.2 "Products" shall mean all products and services supplied by MFR.


3.  TERM AND TERMINATION

3.1 This Agreement shall be effective on the date indicated above and shall continue for aninitial period of 3 (three) years with an automatic renewal for successive 12 month periods unless terminated by either party for any reason with 90 days written notice prior to the particular expiration date.

3.2 Either party may immediately terminate this Agreement, without obligation or liability to the other party, by giving a written notice of termination to the other party if:

    a)  The other party becomes insolvent or files for bankruptcy.

    b) The other party defaults in performance of any of the provisions of this Agreement and does not remedy such default within 90(ninety) days after written notice is given requesting that such default be remedied.


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4.  TERMS OF SALE

4.1 MCS will purchase MFR's Products for resale to its customers in the Territory. MFR will sell the Products to MCS based on its European/ Account based pricing less a Sales Discount of 15% (fifteen percent).

    For the initial order from AMD Dresden a special sales discount of 4.5% (four and one half percent) from the net sales price becomes applicable. If AMD Austin places this order with MFR, same commission will be paid by MFR to MCS upon receipt of the funds from AMD.

4.2 In case a Volume Purchasing Agreement (VPA) established between a customer and MFR becomes applicable, the sales discount applies to the prices after deduction of the VPA discount. Individual customer discounts from MFR's applicable pricing granted by MCS are subject to approval by MFR and will be split as follows:

                   Customer Discount         MCS Discount Deduction
                   up to 5%                           0%
                   over 5% up to 10%                  3%
                   over 10%                           6%

4.3 For European accounts outside the Territory the following split commission schedule will be applied:

                   40%    where the selling takes place,
                   30%    where the order is placed,
                   30%    where the installation takes place.

4.4 All inquiries from customers in the Territory received by MFR will be transferred to MCS for action. MFR will not provide direct quotes to those customers unless agreed with MCS.

4.5 MCS will place orders in writing (usually by telefax) to MFR's principal office based on the agreed terms and conditions. MFR shall support MCS's interest in having all customers in the Territory place their orders with MCS.

4.6 MFR will accept MCS orders in writing (Order Acknowledgement) within 10
    (ten) days from date of order placement. If MCS does not receive such an order confirmationwithin that period the order is considered to be automatically accepted.

4.7 MFR will assure that the packing of the goods complies with the requirements of the transportation insurance companies. This includes the adequate construction of the shipping crates as well as the protection means consisting of tilt/shock watchers and stickers with internationally recognised symbols (glass, umbrella, etc.)

4.8 MFR shall ship goods only in accordance with MCS's Routing Order unless MC provides individual instructions for the particular shipment or order. Partial shipments are subject to confirmation by MCS.

4.9 MFR will invoice MCS at net prices, FOB MFR's factory, due net 45 days from shipment date. In case of customer site acceptance, 20% (twenty percent) of the invoice amount becomes due from acceptance date. Payments shall be made by wire transfer to MFR's


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           bank account.



4.10 MFR shall have the right to change list prices with 60 days notice. New products added to the price list will fall under the terms of this agreement unless otherwise agreed.


5.   MCS'S OBLIGATIONS

5.1 MCS will promote MFR's Products throughout the Territory by means of customer presentations, direct mail, publications, etc. Trade Show participation and Product advertising, aimed to promote MFR's name and recognition, will be arranged case by case based on an agreed cost sharing.

5.2 MCS will conduct business in its own name and in such a manner as it sees fit. MCS shall pay all expenses of its offices and selling efforts and activities and be responsible for the acts and expenses of its employees.

5.3 MCS shall not, without MFR's prior written approval, enlarge, or limit orders, make representations or guarantees concerning MFR's Products or accept the return of, or make any allowance for such Product.

5.4 MCS shall abide by the MFR's policies and communicate same to its customers.

5.5 MCS will notify MFR about special customer requests arising from, for example, quantity requirements, individual applications, competitive situations, etc., which in MCS's opinion require revisions from the contents of this Agreement.

5.6  MCS will provide MFR with monthly sales forecasts.

5.7  MCS will attend MFR's sales/product training sessions as appropriate.


6.   MFR'S OBLIGATIONS

6.1 MFR shall be solely responsible for the design, development, and production and performance of its products and the protection of its trade names.

6.2 MFR guarantees that the Products comply with the legal provisions in the Territory which in particular are related to the CE-Requirements.

6.3 MFR shall furnish MCS free of charge with a reasonable amount of sales literature and any other material necessary for the proper promotion and sale of its products in the Territory.

6.4 MFR shall furnish MCS with a Sales Book which includes MFR's sales literature, price lists, ordering information, terms and conditions of sale, license agreements, warranty conditions and material return policies.

6.5 MFR offers training sessions for the Products which are periodically held in it's principal office. MCS may attend these classes as appropriate, at no charge. MCS is responsible for transportation, lodging and living expenses of its employees.

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6.6  MFR shall be solely responsible for the after sales support of the
     Products including but not limited to site installation and final acceptance, customer training, warranty support, spares and field service support, etc.

7.   WARRANTY AND SPARES SUPPORT

7.1 MFR warrants the products against defective material and workmanship for a period of 1(one) year from the date of customers site acceptance. Besides of this, MFR's General Warranty Conditions are applicable. Obligation under this warranty is limited to repair or replacement at MFR's option.

7.2  MFR guarantees availability of spare parts for a period of at least 5
     (five) years from thedate of shipment.


8.   PATENT INDEMNIFICATION

     MFR agrees to indemnify, protect and hold harmless MCS and it's customers from and against all claims, demands, proceedings, suits, liabilities, losses, damages, costs and expenses, including reasonable attorney's fees and legal costs resulting from infringement of any patents, trademarks or copyrights arising from purchase, sale or use of the Products under this Agreement.

9.   FORCE MAJEURE

     Neither party shall be liable to the other party for any delay in or failure of performance of obligations under this Agreement if such delay or failure is a result of any cause beyond it's control, including but not limited to natural calamities, strikes, acts of governmental bodies, wars, riots, delays in usual sources of supply or any other commercial impracticability. In no event will MFR be liable for consequential or special damages on account of delay in furnishing Products under the terms of this Agreement.

10.  LEGAL PROVISIONS

10.1 For all provisions not covered in this Agreement, the legal relationship between MFR and MCS is governed by the United Nations Convention of April 11,1980, on contracts for the International Sale of Goods (UN Sales Convention, English version). Where standard terms of business are used, the INCOTERMS 1990 of the International Chamber of Commerce, Paris, apply.

10.2 If any provision of this Agreement is found contrary to, prohibited by, or held invalid under applicable law or regulations of any jurisdiction in which it is sought to be enforced, that provision shall be considered inapplicable and omitted, but shall not invalidate the remaining provisions.

10.3 Waiver by either party of any term, provision or condition of this Agreement shall not be taken as a waiver of the same term, provision or condition in the future, nor of any other term, provision or condition of this Agreement.


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10.4 This Agreement constitutes the entire agreement between the parties with respect to matters hereof, supersedes all prior Agreements, oral or written, and may be amended in writing only executed by both parties.

11.  DISPUTES AND ARBITRATION

     Any dispute, controversy or claim arising out of or relating to this Agreement including any question regarding it's existence, validity or termination, or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the International Chamber of Commerce, Paris, without recourse to the ordinary courts of law. Under those rules three arbitrators shall be appointed, two of them by the respective parties. The arbitration shall take place at the International Chamber of Commerce, Paris, and shall be held in English language.

IN WITNESS THEREOF, the parties have executed the Agreement the month, day, and year first above written.



MACROTRON Systems GmbH                              GENUS, Inc.


/S/  Peter Selbach                                  /S/  James T. Healy
---------------------------                         ---------------------------
Peter Selbach                                       James T. Healy
Managing Director                                   President and CEO


VAT ID Number:  DE 811318517
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